EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                      FRONTLINE COMMUNICATIONS CORPORATION

                    ----------------------------------------
                    Adopted in accordance with the provisions
                    of Section 242 of the General Corporation
                          Law of the State of Delaware
                    -----------------------------------------

     The undersigned, being Chief Executive Officer of Frontline Communications Corporation (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

     FIRST: The Certificate of Incorporation of the Corporation has been amended as follows by striking out the whole of Article FOURTH thereof as it now exists and inserting in lieu and instead thereof a new Article FOURTH, reading as follows:

          "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Twenty-Six Million (26,000,000) shares, of which Twenty-Five Million (25,000,000) shares shall be Common Stock, par value $.01 per share, and One Million (1,000,000) shares shall be Preferred Stock, par value $.01 per share.

          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by



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     resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

               (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

               (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

               (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

               (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

               (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

               (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

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               (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

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               (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

               (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

               (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

          The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative."

     SECOND: Such amendment has been duly adopted in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware by the vote of a majority of the stockholders entitled to vote at a meeting duly called and held.

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     IN WITNESS WHEREOF, I have signed this Certificate this 28th day of June
1999.

                                     FRONTLINE COMMUNICATIONS CORPORATION


                                     By: /s/ Stephen J. Cole Hatchard
                                        ---------------------------------------
                                         Name: Stephen J. Cole-Hatchard
                                         Title: Chief Executive Officer

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

August 13, 1999

                             By: /s/ Stephen J. Cole-Hatchard
                                 -----------------------------------------------
                                 Stephen J. Cole-Hatchard
                                 Chief Executive Officer and President

                             By: /s/ Vasan Thatham
                                 -----------------------------------------------
                                 Vasan Thatham
                                 Principal Financial Officer and Vice President


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